                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                          Elite Information Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    28659M106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 3, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------

            1 The  remainder  of this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 2 of 9 Pages
--------------------                                        --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    494,099 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                494,099 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     494,099 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.28%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 3 of 9 Pages
--------------------                                        --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    494,099 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                494,099 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     494,099 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.28%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 4 of 9 Pages
--------------------                                        --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    494,099 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                494,099 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     494,099 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.28%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 5 of 9 Pages
--------------------                                        --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    494,099 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                494,099 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     494,099 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.28%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 6 of 9 Pages
--------------------                                        --------------------

Item 1(a).  Name of Issuer:

            Elite Information Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5100 West Goldleaf Circle
            Suite 100
            Los Angeles, CA 90056

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited  partnership ("NP"),  Newcastle Capital Management,  L.P., a
            Texas limited partnership ("NCM"),  Newcastle Capital Group, L.L.C.,
            a  Texas  limited  liability  company  ("NCG"),   and  Mark  Schwarz
            (together  with NP, NCM and NCG, the "Reporting  Persons").  Because
            Mark  Schwarz is the  managing  member of NCG,  which is the general partner of NCM (with Mark Schwarz, NCG and NCM, hereinafter referred to as the  "Controlling  Persons"),  which  in turn  is the  general partner of NP, the  Controlling  Persons may be deemed,  pursuant to
            Rule 13d-3 of the  Securities  Exchange Act of 1934, as amended (the
            "Act"),  to be the  beneficial  owners of all shares of Common Stock held by NP. The Reporting  Persons are filing this joint  statement, as they may be considered a "group"  under  Section  13(d)(3) of the
            Act. However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the  Reporting  Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            300 Crescent Court
            Suite 1110
            Dallas, Texas 75201

Item 2(c).  Citizenship:

            Mark Schwarz is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

            28659M106

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 7 of 9 Pages
--------------------                                        --------------------

                   /X/    Not Applicable

            (a)    / /    Broker or dealer  registered  under  Section 15 of the
                          Exchange Act.

            (b)    / /    Bank as  defined in  Section  3(a)(6) of the  Exchange
                          Act.

            (c)    / /    Insurance  company as defined in Section  3(a)(19)  of
                          the Exchange Act.

            (d)    / /    Investment  company  registered under Section 8 of the
                          Investment Company Act.

            (e)    / /    An  investment   adviser  in   accordance   with  Rule
                          13d-1(b)(1)(ii)(E).

            (f)    / /    An  employee   benefit  plan  or  endowment   fund  in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)    / /    A  parent   holding   company  or  control  person  in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)    / /    A savings  association  as defined in Section  3(b) of
                          the Federal Deposit Insurance Act.

            (i)    / /    A church plan that is excluded from the  definition of
                          an investment  company  under Section  3(c)(14) of the
                          Investment Company Act.

            (j)    / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership

            (a)    Amount beneficially owned:

                   494,099 shares

            (b)    Percent of class:

                   6.28% (based on 7,864,620 shares of Common Stock  outstanding as of March  14,  2003 as  reported  in the  Issuer's  annual report for the year ended December 31, 2002 on Form 10-K)

            (c)    Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote

                   494,099 shares

            (ii)   Shared power to vote or to direct the vote

                   0 shares

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 8 of 9 Pages
--------------------                                        --------------------

            (iii)  Sole power to dispose or to direct the disposition of

                   494,099 shares

            (iv)   Shared power to dispose or to direct the disposition of

                   0 shares

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this  statement  is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership  of More than  Five  Percent  on Behalf of  Another
                   Person.

                   Not Applicable

Item 7.            Identification  and  Classification  of the Subsidiary  Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company or Control Person.

                   Not Applicable

Item 8.            Identification and Classification of Members of the Group.

                   Not Applicable

Item 9.            Notice of Dissolution of Group.

                   Not Applicable

Item 10.           Certifications.

                   By signing  below I certify that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

--------------------                                        --------------------
CUSIP No. 28659M106                   13G                     Page 9 of 9 Pages
--------------------                                        --------------------

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:      April 7, 2003               NEWCASTLE PARTNERS, L.P.

                                        By: Newcastle Capital Management, L.P.,
                                            its general partner
                                        By: Newcastle Capital Group, L.L.C.,
                                            its general partner

                                        By: /s/ Mark E. Schwarz
                                            ------------------------------------
                                            Mark E. Schwarz, Managing Member

                                        NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                        By: Newcastle Capital Group, L.L.C.,
                                            its general partner

                                        By: /s/ Mark E. Schwarz
                                            ------------------------------------
                                            Mark E. Schwarz, Managing Member

                                        NEWCASTLE CAPITAL GROUP, L.L.C.

                                        By: /s/ Mark E. Schwarz
                                            ------------------------------------
                                            Mark E. Schwarz, Managing Member

                                        /s/ Mark E. Schwarz
                                        ----------------------------------------
                                        MARK E. SCHWARZ